Exhibit 5.1

		New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 450 3800 fax

Re:	Post-Effective Amendment No. 1 to the Registration Statement on Form S-3

August 21, 2009

Warner Chilcott Corporation

100 Enterprise Drive

Rockaway, New Jersey 07866

Ladies and Gentlemen:

We have acted as special United States counsel to Warner Chilcott Corporation, a Delaware corporation (the “Company”), Warner Chilcott plc, an Irish public limited company (the “New Guarantor”), Warner Chilcott Holdings Company III, Limited, a Bermuda company (“Holdings”), Warner Chilcott Intermediate (Luxembourg) S.à r.l., a Luxembourg private limited liability company (“Luxco”), Warner Chilcott Company, LLC, a Puerto Rico limited liability company (“WCCI”), Warner Chilcott (US), LLC, a Delaware limited liability company (“WCI” and, together with Holdings, Luxco and WCCI “Original Guarantors”), WC Pharmaceuticals I Limited, a Gibraltar company (“WC Pharmaceuticals”), WC Luxco S.à r.l., a Luxembourg private limited liability company (“WC Luxco” and together with the Original Guarantors, WC Pharmaceuticals and the New Guarantor, the “Guarantors”), and Warner Chilcott Limited, a Bermuda company (the “Released Guarantor”), in connection with the filing of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 under the Securities Act of 1933, as amended, relating to $380,000,000 aggregate principal amount of the Company’s 8 3/4% Senior Subordinated Notes due 2015 (the “Notes”) issued under an Indenture, dated January 18, 2005 by and among the Company, the Original Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) (the “Original Indenture”), as amended by the First Supplemental Indenture, dated October 19, 2006 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated May 5, 2009 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated May 5, 2009 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated August 20, 2009 (the “Fourth Supplemental Indenture” and, together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the “Indenture”), by and among the Company, the Guarantors and the Trustee, for resale by J.P. Morgan Securities Inc. in market making transactions. The Notes are guaranteed on an unsecured senior subordinated basis by each of the Guarantors pursuant to the guarantees contained in the Indenture (the “Guarantees”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Warner Chilcott Corporation	August 21, 2009	pg. 2

Based upon the foregoing, we advise you that, in our opinion:

1. The Notes constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that (x) we express no opinion as to the enforceability of any waiver of rights under any usury or stay law and (y) we express no opinion as to applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

2. The Guarantee of each Guarantor is a valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that (x) we express no opinion as to the enforceability of any waiver of rights under any usury or stay law and (y) we express no opinion as to applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

In rendering the opinions above, we have assumed that each party to the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Release of Guarantee of the Released Guarantor, dated as of August 20, 2009 by and between the Released Guarantor and the Trustee, and the Notes (the “Documents”) has been duly incorporated and is, and shall remain, validly existing as a corporation or company, as applicable, in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (a) the execution, delivery and performance by each party thereto of each Document to which it is a party, (1) are within its corporate powers, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws, bye-laws or other constitutive documents of such party, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party and (b) each such Document was duly authorized, executed and delivered.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement on Form S-3. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP